Exhibit 99.1

PRESS RELEASE

For:	THE MACERICH COMPANY

MACERICH ANNOUNCES QUARTERLY RESULTS

SANTA MONICA, CA, February 7, 2019. The Macerich Company (NYSE: MAC) today announced results of operations for the quarter ended December 31, 2018, which included net income attributable to the Company of $11.7 million or $.08 per share-diluted for the quarter ended December 31, 2018 compared to net income attributable to the Company for the quarter ended December 31, 2017 of $32.8 million or $.23 per share-diluted. For the fourth quarter 2018, funds from operations (“FFO”)-diluted was $165.7 million or $1.09 per share-diluted compared to $155.6 million or $1.03 per share-diluted for the quarter ended December 31, 2017. A description and reconciliation of earnings per share (“EPS”)-diluted to FFO per share-diluted is included within the financial tables accompanying this press release.

Results and Highlights

•	Mall tenant annual sales per square foot for the portfolio increased by 10.0% to $726 for the year ended December 31, 2018 compared to $660 for the year ended December 31, 2017.

•	Re-leasing spreads for the year ended December 31, 2018 were up 11.1%.

•	Mall portfolio occupancy was 95.4% at December 31, 2018 compared to 95.0% at December 31, 2017.

•	Average rent per square foot increased to $59.09, up 3.7% from $56.97 at December 31, 2017.

•	Same center net operating income excluding lease termination revenue grew by 4.2% compared to the quarter ended December 31, 2017.

•

The Company’s joint venture in One Westside, formerly known as Westside Pavilion in Los Angeles, CA entered into a lease with Google, Inc. for the entirety of its 584,000 square foot Class A creative office campus.

•	The Company’s joint venture in Country Club Plaza in Kansas City entered into a lease with Nordstrom.

“It was a good quarter with strong occupancy levels, good tenant sales growth and improved same center earnings growth,” said the Company’s Chief Executive Officer, Tom O’Hern. “As we enter 2019, we have extensive development opportunities in front of us with many well-situated projects already underway or recently announced. Although some headwinds remain as we work through recent tenant bankruptcies that will impact 2019, generally the leasing environment continues to improve.”

Development/Redevelopment:

The Company continues its multi-dimensional redevelopment of Scottsdale Fashion Square. In September, Apple opened a spectacular flagship store within the former Barney’s location along Scottsdale Road. In January, Industrious, a leading co-working concept, opened in the balance of the former Barney’s space with strong opening occupancy. In addition, there will be an array of new high-end restaurants including Ocean 44, which opened in December to much acclaim, Nobu, Farmhouse, Toca Madera, Tocaya Organica and Zinque. These restaurant brands, along with a high-end fitness center, are components of an 80,000 square foot expansion that will elevate and enhance the shopper experience at this already iconic shopping destination. This high-end expansion fronts an entrance that leads into a new luxury wing, which continues to be anchored by Neiman Marcus and Dillard’s. The project will be completed in 2019, and project costs are expected to be in the range of $140 to $160 million (or $70 to $80 million at the Company’s pro rata share).

Redevelopment continues on Fashion District Philadelphia, a four-level retail hub in Center City spanning over 800,000 square feet across three city blocks in the heart of downtown Philadelphia, which benefits from immediate access to a mass transit hub within the concourse level of the property. Estimated project costs are expected to be in the range of $400 to $420 million (or $200 to $210 million at the Company’s pro rata share). We have signed leases or are in active lease negotiations with tenants for over 85% of the leasable area. Noteworthy commitments include Century 21, Burlington, H&M, Nike, Forever 21, AMC Theaters, Round One, City Winery, Ulta, Columbia Sportswear and Guess Factory. The grand opening is planned for September 2019.

In September 2018, the Company announced a 50/50 joint venture with Simon, to create Los Angeles Premium Outlets, a state-of-the-art Premium Outlet center. Macerich and Simon will co-develop and jointly lease Los Angeles’ newest outlet, designed to open with approximately 400,000 square feet, followed by an additional approximately 165,000 square feet in its second phase. Site work is currently being performed by the Carson Reclamation Authority for this uniquely situated, elevated, shopping destination fronting Interstate-405. The planned opening of the first phase of Los Angeles Premium Outlets is Fall 2021.

The Company’s joint venture in One Westside recently announced that it had entered into a lease with Google, Inc. for the entirety of a 584,000 square foot, Class A creative office campus in Los Angeles. One Westside recently shuttered most of its retail operations, and the redevelopment of this irreplaceable real estate will commence later in 2019. This project will transform the majority of the mall into a three level, indoor-outdoor creative office campus, with Google as its sole tenant. A portion of the property west of Westwood Boulevard consisting of approximately 96,000 square feet will continue to operate as primarily an entertainment and dining destination.

The Company’s joint venture in Country Club Plaza in Kansas City entered into a lease with Nordstrom to redevelop a block of the property into a two-level 116,000 square foot Nordstrom, which is planned to open in Spring 2021. Nordstrom will relocate from a competing property in the market, and significant leasing activity within the property has already been generated by the announcement earlier in 2018.

Financing Activity:

The Company closed on a $300 million, 12-year loan on Fashion Outlets of Chicago, with a fixed interest rate of 4.58%. The proceeds of this loan were used to refinance an existing $200 million floating rate loan, and to repay a portion of the Company’s revolving line of credit.

2019 Earnings Guidance:

The Company is providing its estimate of EPS-diluted and FFO per share-diluted guidance to reflect its current expectation for 2019. A reconciliation of estimated EPS-diluted to FFO per share-diluted follows:

2019 range
EPS-diluted	$ .33 - $ .41
Plus: real estate depreciation and amortization	3.17 - 3.17

FFO per share-diluted	3.50 - 3.58
Plus: impact of adoption of ASC 842 (Leasing Costs)	.15 - .15

FFO per share-diluted, excluding impact of ASC 842	$ 3.65 - $3.73

The guidance assumes a same center net operating income growth rate in a range of 0.5% to 1.0%, excluding lease termination income. The guidance for 2019 is negatively impacted by expectations regarding interest rates, anchor closures, anticipated tenant bankruptcies and other factors, which will be discussed during the Company’s earnings call. More details of the guidance assumptions are included in the Company’s Form 8-K supplemental financial information.

Macerich, an S&P 500 company, is a fully integrated, self-managed and self-administered real estate investment trust, which focuses on the acquisition, leasing, management, development and redevelopment of regional malls throughout the United States.

Macerich currently owns 51 million square feet of real estate consisting primarily of interests in 47 regional shopping centers. Macerich specializes in successful retail properties in many of the country’s most attractive, densely populated markets with significant presence in the West Coast, Arizona, Chicago, and the New York Metro area to Washington, DC corridor. A recognized leader in sustainability, Macerich has earned Nareit’s prestigious “Leader in the Light” award every year from 2014-2018. For the fourth straight year in 2018 Macerich achieved the #1 GRESB ranking in the North American Retail Sector, among many other environmental accomplishments. Additional information about Macerich can be obtained from the Company’s website at www.macerich.com.

Investor Conference Call

The Company will provide an online Web simulcast and rebroadcast of its quarterly earnings conference call. The call will be available on The Macerich Company’s website at www.macerich.com (Investors Section). The call begins February 7, 2019 at 10:00 AM Pacific Time. To listen to the call, please go to the website at least 15 minutes prior to the call in order to register and download audio software if needed. An online replay at www.macerich.com (Investors Section) will be available for one year after the call.

The Company will publish a supplemental financial information package which will be available at www.macerich.com in the Investors Section. It will also be furnished to the SEC as part of a Current Report on Form 8-K.

Note: This release contains statements that constitute forward-looking statements which can be identified by the use of words, such as “expects,” “anticipates,” “assumes,” “projects,” “estimated” and “scheduled” and similar expressions that do not relate to historical matters. Stockholders are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks, uncertainties and other factors that may cause actual results, performance or achievements of the Company to vary materially from those anticipated, expected or projected. Such factors include, among others, general industry, as well as national, regional and local economic and business conditions, which will, among other things, affect demand for retail space or retail goods, availability and creditworthiness of current and prospective tenants, anchor or tenant bankruptcies, closures, mergers or consolidations, lease rates, terms and payments, interest rate fluctuations, availability, terms and cost of financing and operating expenses; adverse changes in the real estate markets including, among other things, competition from other companies, retail formats and technology, risks of real estate development and redevelopment, acquisitions and dispositions; the liquidity of real estate investments, governmental actions and initiatives (including legislative and regulatory changes); environmental and safety requirements; and terrorist activities or other acts of violence which could adversely affect all of the above factors. The reader is directed to the Company’s various filings with the Securities and Exchange Commission, including the Annual Report on Form 10-K for the year ended December 31, 2017, for a discussion of such risks and uncertainties, which discussion is incorporated herein by reference. The Company does not intend, and undertakes no obligation, to update any forward-looking information to reflect events or circumstances after the date of this release or to reflect the occurrence of unanticipated events unless required by law to do so.

(See attached tables)

##

THE MACERICH COMPANY

FINANCIAL HIGHLIGHTS

(IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

Results of Operations:

	For the Three Months Ended December 31,		For the Twelve Months Ended December 31,
	Unaudited		Unaudited
	2018	2017	2018	2017
Revenues:
Minimum rents	$144,310	$150,591	$575,856	$594,030
Percentage rents	10,845	10,340	17,569	17,124
Tenant recoveries	60,578	69,038	263,477	283,295
Other income	19,751	15,335	59,969	55,819
Management Companies’ revenues	11,390	11,439	43,480	43,394

Total revenues	246,874	256,743	960,351	993,662

Expenses:
Shopping center and operating expenses	62,787	72,663	277,470	295,190
Management Companies’ operating expenses	22,719	23,342	103,534	100,121
REIT general and administrative expenses	5,746	7,032	24,160	28,240
Costs related to shareholder activism	—	—	19,369	—
Depreciation and amortization	86,828	85,968	327,436	335,431
Interest expense (a)	46,485	44,889	182,962	171,776

Total expenses	224,565	233,894	934,931	930,758

Equity in income of unconsolidated joint ventures	20,443	28,774	71,773	85,546
Co-venture expense (a)	—	(2,479)	—	(13,629)
Income tax benefit (expense)	1,805	(15,772)	3,604	(15,594)
(Loss) gain on sale or write down of assets, net	(31,311)	5,212	(31,825)	42,446

Net income	13,246	38,584	68,972	161,673
Less net income attributable to noncontrolling interests	1,497	5,833	8,952	15,543

Net income attributable to the Company	$11,749	$32,751	$60,020	$146,130

Weighted average number of shares outstanding—basic	141,208	140,952	141,142	141,877

Weighted average shares outstanding, assuming full conversion of OP Units (b)	151,581	151,180	151,502	152,293

Weighted average shares outstanding—Funds From Operations (“FFO”)—diluted (b)	151,581	151,213	151,504	152,329

Earnings per share (“EPS”)—basic	$0.08	$0.23	$0.42	$1.02

EPS—diluted	$0.08	$0.23	$0.42	$1.02

Dividend declared per share	$0.75	$0.74	$2.97	$2.87

FFO—basic (b) (c)	$165,657	$155,594	$564,436	$582,878

FFO—diluted (b) (c)	$165,657	$155,594	$564,436	$582,878

FFO—diluted, excluding costs related to shareholder activism (b) (c)	$165,657	$155,594	$583,805	$582,878

FFO per share—basic (b) (c)	$1.09	$1.03	$3.73	$3.83

FFO per share—diluted (b) (c)	$1.09	$1.03	$3.73	$3.83

FFO per share, excluding costs related to shareholder activism—diluted (b) (c)	$1.09	$1.03	$3.85	$3.83

THE MACERICH COMPANY

FINANCIAL HIGHLIGHTS

(IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

(a)

On January 1, 2018, in accordance with the adoption of ASC Topic 606, Revenue from Contracts with Customers (“ASC 606”), the Company changed its accounting for its investment in the Chandler Fashion Center and Freehold Raceway Mall (“Chandler Freehold”) joint venture from a co-venture arrangement to a financing arrangement. As a result, the Company has included in interest expense (i) a credit of $5,946 and $15,225 to adjust for the reduction of the fair value of the financing arrangement obligation during the three and twelve months ended December 31, 2018, respectively, (ii) distributions of $2,502 and $9,079 to its partner representing the partner’s share of net income for the three and twelve months ended December 31, 2018, respectively, and (iii) distributions of $1,573 and $6,376 to its partner in excess of the partner’s share of net income for the three and twelve months ended December 31, 2018, respectively.

(b)

The Macerich Partnership, L.P. (the “Operating Partnership” or the “OP”) has operating partnership units (“OP units”). OP units can be converted into shares of Company common stock. Conversion of the OP units not owned by the Company has been assumed for purposes of calculating FFO per share and the weighted average number of shares outstanding. The computation of average shares for FFO—diluted includes the effect of share and unit-based compensation plans, stock warrants and convertible senior notes using the treasury stock method. It also assumes conversion of MACWH, LP preferred and common units to the extent they are dilutive to the calculation.

(c)

The Company uses FFO in addition to net income to report its operating and financial results and considers FFO and FFO-diluted as supplemental measures for the real estate industry and a supplement to Generally Accepted Accounting Principles (“GAAP”) measures. The National Association of Real Estate Investment Trusts (“Nareit”) defines FFO as net income (loss) (computed in accordance with GAAP), excluding gains (or losses) from sales of properties, plus real estate related depreciation and amortization, impairment write-downs of real estate and write-downs of investments in an affiliate where the write-downs have been driven by a decrease in the value of real estate held by the affiliate and after adjustments for unconsolidated joint ventures. As a result of changes in accounting standards effective January 1, 2018 (ASC 606), the Company began treating its joint venture in Chandler Freehold as a financing arrangement for accounting purposes. In connection with this treatment, the Company recognizes financing expense on (i) the changes in fair value of the financing arrangement, (ii) any payments to such joint venture partner equal to their pro rata share of net income and (iii) any payments to such joint venture partner less than or in excess of their pro rata share of net income. The Company excludes from its definition of FFO the noted expenses related to the changes in fair value and for the payments to such joint venture partner less than or in excess of their pro rata share of net income. Although the Nareit definition of FFO predates this guidance for accounting for financing arrangements, the Company believes that excluding the noted expenses resulting from the financing arrangement is consistent with the key objective of FFO as a performance measure and it allows the Company’s current FFO to be comparable with the Company’s FFO from prior quarters. Adjustments for unconsolidated joint ventures are calculated to reflect FFO on the same basis. The Company also presents FFO excluding costs related to shareholder activism.

FFO and FFO on a diluted basis are useful to investors in comparing operating and financial results between periods. This is especially true since FFO excludes real estate depreciation and amortization, as the Company believes real estate values fluctuate based on market conditions rather than depreciating in value ratably on a straight-line basis over time. The Company believes that such a presentation also provides investors with a more meaningful measure of its operating results in comparison to the operating results of other real estate investment trusts (“REITs”). In addition, the Company believes that FFO excluding non-routine costs related to shareholder activism provides useful supplemental information regarding the Company’s performance as it shows a more meaningful and consistent comparison of the Company’s operating performance and allows investors to more easily compare the Company’s results. The Company believes that FFO on a diluted basis is a measure investors find most useful in measuring the dilutive impact of outstanding convertible securities.

The Company further believes that FFO does not represent cash flow from operations as defined by GAAP, should not be considered as an alternative to net income (loss) as defined by GAAP, and is not indicative of cash available to fund all cash flow needs. The Company also cautions that FFO as presented, may not be comparable to similarly titled measures reported by other REITs.

THE MACERICH COMPANY

FINANCIAL HIGHLIGHTS

(IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

Reconciliation of net income attributable to the Company to FFO attributable to common stockholders and unit holders—basic and diluted, excluding costs related to shareholder activism (c):

	For the Three Months Ended December 31,		For the Twelve Months Ended December 31,
	Unaudited		Unaudited
	2018	2017	2018	2017
Net income attributable to the Company	$11,749	$32,751	$60,020	$146,130
Adjustments to reconcile net income attributable to the Company to FFO attributable to common stockholders and unit holders—basic and diluted:
Noncontrolling interests in the OP	863	2,378	4,407	10,729
Loss (gain) on sale or write down of consolidated assets, net	31,311	(5,212)	31,825	(42,446)
Add: gain on undepreciated asset sales from consolidated assets	1,469	837	4,884	1,564
Loss on write-down of consolidated non-real estate assets	—	—	—	(10,138)
Noncontrolling interests share of gain on sale or write-down of consolidated joint ventures	—	1,209	580	1,209
Loss (gain) on sale or write down of assets from unconsolidated joint ventures (pro rata), net	21	(5,802)	(2,993)	(14,783)
Add: gain on sales or write down of undepreciated assets from unconsolidated joint ventures (pro rata), net	293	5,984	666	6,644
Depreciation and amortization on consolidated assets	86,828	85,968	327,436	335,431
Less depreciation and amortization allocable to noncontrolling interests in consolidated joint ventures	(3,847)	(3,801)	(14,793)	(15,126)
Depreciation and amortization on unconsolidated joint ventures (pro rata)	44,922	44,566	174,952	177,274
Less: depreciation on personal property	(3,579)	(3,284)	(13,699)	(13,610)
Financing expense in connection with the adoption of ASC 606 (Chandler Freehold)	(4,373)	—	(8,849)	—

FFO attributable to common stockholders and unit holders—basic and diluted	165,657	155,594	564,436	582,878
Costs related to shareholder activism	—	—	19,369	—

FFO attributable to common stockholders and unit holders, excluding costs related to shareholder activism	$165,657	$155,594	$583,805	$582,878

Reconciliation of EPS to FFO per share—diluted, excluding costs related to shareholder activism (c):

	For the Three Months Ended December 31,		For the Twelve Months Ended December 31,
	Unaudited		Unaudited
	2018	2017	2018	2017
EPS—diluted	$0.08	$0.23	$0.42	$1.02
Per share impact of depreciation and amortization of real estate	0.82	0.82	3.14	3.19
Per share impact of loss (gain) on sale or write down of assets, net	0.22	(0.02)	0.23	(0.38)
Per share impact of financing expense in connection with the adoption of ASC 606 (Chandler Freehold)	(0.03)	—	(0.06)	—

FFO per share—diluted	$1.09	$1.03	$3.73	$3.83
Per share impact of costs related to shareholder activism	—	—	0.12	—

FFO per share—diluted, excluding costs related to shareholder activism	$1.09	$1.03	$3.85	$3.83

Reconciliation of Net income attributable to the Company to Adjusted EBITDA:

	For the Three Months Ended December 31,		For the Twelve Months Ended December 31,
	Unaudited		Unaudited
	2018	2017	2018	2017
Net income attributable to the Company	$11,749	$32,751	$60,020	$146,130
Interest expense—consolidated assets	46,485	44,889	182,962	171,776
Interest expense—unconsolidated joint ventures (pro rata)	27,357	25,252	108,914	101,487
Depreciation and amortization—consolidated assets	86,828	85,968	327,436	335,431
Depreciation and amortization—unconsolidated joint ventures (pro rata)	44,922	44,566	174,952	177,274
Noncontrolling interests in the OP	863	2,378	4,407	10,729
Less: Interest expense and depreciation and amortization allocable to noncontrolling interests in consolidated joint ventures	(9,460)	(6,792)	(36,388)	(25,007)
Loss (gain) on sale or write down of assets, net—consolidated assets	31,311	(5,212)	31,825	(42,446)
Loss (gain) on sale or write down of assets, net—unconsolidated joint ventures (pro rata)	21	(5,802)	(2,993)	(14,783)
Add: Noncontrolling interests share of gain on sale or write down of consolidated joint ventures, net	—	1,209	580	1,209
Income tax (benefit) expense	(1,805)	15,772	(3,604)	15,594
Distributions on preferred units	100	98	398	387

Adjusted EBITDA (d)	$238,371	$235,077	$848,509	$877,781

Reconciliation of Adjusted EBITDA to Net Operating Income (“NOI”) and to NOI—Same Centers:

	For the Three Months Ended December 31,		For the Twelve Months Ended December 31,
	Unaudited		Unaudited
	2018	2017	2018	2017
Adjusted EBITDA (d)	$238,371	$235,077	$848,509	$877,781
REIT general and administrative expenses	5,746	7,032	24,160	28,240
Costs related to shareholder activism	—	—	19,369	—
Management Companies’ revenues	(11,390)	(11,439)	(43,480)	(43,394)
Management Companies’ operating expenses	22,719	23,342	103,534	100,121
Straight-line and above/below market adjustments	(6,837)	(4,545)	(32,068)	(29,531)

NOI—All Centers	248,609	249,467	920,024	933,217
NOI of non-Same Centers	(10,678)	(17,033)	(32,231)	(55,326)

NOI—Same Centers (e)	237,931	232,434	887,793	877,891
Lease termination income of Same Centers	(3,074)	(7,032)	(12,955)	(21,898)

NOI—Same Centers, excluding lease termination income (e)	$234,857	$225,402	$874,838	$855,993

(d)

Adjusted EBITDA represents earnings before interest, income taxes, depreciation, amortization, noncontrolling interests in the OP, extraordinary items, loss (gain) on remeasurement, sale or write down of assets, loss (gain) on extinguishment of debt and preferred dividends and includes joint ventures at their pro rata share. Management considers Adjusted EBITDA to be an appropriate supplemental measure to net income because it helps investors understand the ability of the Company to incur and service debt and make capital expenditures. The Company believes that Adjusted EBITDA should not be construed as an alternative to operating income as an indicator of the Company’s operating performance, or to cash flows from operating activities (as determined in accordance with GAAP) or as a measure of liquidity. The Company also cautions that Adjusted EBITDA, as presented, may not be comparable to similarly titled measurements reported by other companies.

(e)

The Company presents Same Center NOI because the Company believes it is useful for investors to evaluate the operating performance of comparable centers. Same Center NOI is calculated using total Adjusted EBITDA and eliminating the impact of the management companies’ revenues and operating expenses, the Company’s general and administrative expenses and the straight-line and above/below market adjustments to minimum rents and subtracting out NOI from non-Same Centers.